EXHIBIT 4.1

                      THIRD AMENDED MODIFICATION AGREEMENT

      This THIRD AMENDED MODIFICATION AGREEMENT (the "Agreement") is made as of May 21, 2002, by and between SALES ONLINE DIRECT, INC., a Delaware corporation (the "Company"), and AUGUSTINE FUND, L.P. (the "Buyer").

                                   WITNESSETH

      R. 1. On March 23, 2000 (the "Transaction Date"), the Company and the Buyer entered into a Securities Purchase Agreement (the "Purchase Agreement") with respect to the purchase of the common stock of the Company, par value $.001 per share (the "Common Stock"), pursuant to which the Buyer purchased from the Company a Series A Eight Percent Convertible Note (the "Note"), convertible into shares of Common Stock, with the first payment of interest to be made on September 30, 2000 (the "Interest Due Date").

      R.2. In connection with the issuance of the Note, the Buyer was also granted a five year warrant to purchase 300,000 shares of the Company's Common Stock and the placement agent, Delano Group Securities, LLC, was granted a warrant to purchase 100,000 shares (collectively, the "Warrants").

      R.3. In connection with the issuance of the Note and the Warrants, the Company and the Buyer executed a Registration Rights Agreement pursuant to which the Company agreed to file with the Securities and Exchange Commission (the "Commission") within 180 days after the closing date (the "Filing Date") a registration statement (the "Registration Statement") for the resale of the shares of Common Stock issuable upon the conversion of the Note and the exercise of the Warrants (the Purchase Agreement, the Note, the Warrants and the Registration Rights Agreement are collectively referred to herein as the "Transaction Documents"), which was to have been effective by September 30, 2000 (the "Effectiveness Date").

      R.4. On September 19, 2000, the Company and the Buyer entered into a Modification Agreement to extend (i) the Interest Due Date from September 30, 2000 to October 31, 2000, (ii) the Filing Date from the 180th day following the closing date to October 25, 2000, and (iii) the Effectiveness Date from September 30, 2000 to December 15, 2000.

      R.5. On January 1, 2001, the Company and Buyer entered into another Modification Agreement to amend the Note by establishing the Applicable Percentage (as defined in the Note) at 73%, subject to certain conditions, and to waive all liquidated damages except $30,000 and required an Effectiveness Date of July 15, 2001. Pursuant to such Modification Agreement, the Company also granted a security interest in all of its assets as security of the Company's obligations under the Purchase Agreement.

      R.6 On July 15, 2001, the Company and Buyer entered into an Amended Modification Agreement, under which all references in the Modification Agreement to July 15, 2001, were revised to August 31, 2001.

      R.7. On August 30, 2001, the Company and Buyer entered into a Second Amended Modification Agreement, under which all references in the Amended Modification Agreement and the Second Amended Modification Agreement to July 15, 2001 and August 31, 2001 were revised to September 30, 2001.

      R.8. On September 7, 2001, a Registration Statement became effective with the Commission.

      R.9. On March 24, 2002, the Company and Buyer agreed to amend the Purchase Agreement, the Note, and the Registration Rights Agreement in the manner and subject to the terms and conditions set forth herein. The Company made its final interest and liquidated damages payment under the Transaction Documents in the form of common stock of the Company in the amount of 428,083 shares of common stock of the Company, there being no further interest, penalties, liquidated damages, fees, or charges that may be payable or that may accrue under the Transactions Documents.


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      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer hereby agree as follows:

      1. Recitals; Definitions. The recitals set forth above are true and correct in every respect and are incorporated herein by reference. Any capitalized terms contained herein not defined herein shall have the meaning assigned to such term in the Purchase Agreement, or if not defined in the Purchase Agreement, in the Note, or if not defined in the Purchase Agreement or Note, in the Registration Rights Agreement.

      2. Amendments to Purchase Agreement. (a) Section 4(k) of the Purchase Agreement is hereby deleted in its entirety, and replaced with the following:

      "The Buyer covenants that upon full or partial conversion of the Note, unless the Company agrees otherwise in advance, the Buyer will not sell more shares of common stock of the Company in any one trading day than the greater of (x) ten percent (10%) of the current trading day's total share volume or (y) ten percent (10%) of the previous trading day's total share volume. In addition, unless the Company agrees otherwise in advance, the Buyer may only sell shares of common stock of the Company between the hours of 10:00 a.m. and 3:30 p.m. eastern standard time. The Buyer shall trade through a brokerage firm mutually acceptable to the Buyer and the Company. In the event that the Buyer desires to replace its broker, the new broker shall be selected from a list pre-approved by Buyer and the Company, and Buyer shall give the Company at least forty-eight (48) hours notice of such change, which notice shall include the reasons for the change. In the event of any change of the initial broker mutually selected by the Company and the Buyer, the Buyer shall cause the replacement broker to mail duplicate confirmations of sales to the Company."

      3. Amendments to Note. The Note is hereby amended so that:

      (a) The Fixed Price used in determining the Conversion Price shall be deleted and replaced with "$0.375."

      (b) All references to a Maturity Date of March 31, 2002 shall be changed from March 31, 2002 to June 30, 2002; and

      (c) The first sentence in the fourth paragraph shall be stricken, and in lieu thereof shall state as follows:

      "This Note is subject to the following additional provisions, provided, however, that notwithstanding any statement to the contrary in this Note,

      (i) no interest, liquidated damages, or penalties shall be paid, be payable, or accrue on this Note, and no liquidated damages or penalty shall be assessed against the Company, after March 31, 2002, with principal payable in such coin or currency of the United States of America at any time on or before the Maturity Date;

      (ii) the Maturity Date, with respect to all or part of the remaining principal, shall be extended to September 30, 2002 and to each calendar quarter-end thereafter through March 31, 2005 unless both parties agree in writing not to extend the Maturity Date, with such written notice given no later than 3 business days prior to June 30, 2002 or such other quarter-end as the case may be;

      (iii) the Conversion Price on any Maturity Date with respect to all or part of the remaining principal shall be based on the average of the closing bid prices of the Common Stock for the 90 days immediately preceding the Conversion Date, except with respect to a Maturity Date on March 31, 2005, if the Maturity Date is so extended as provided herein, the Conversion Price with respect to all remaining principal shall be based on the average of the closing bid prices of the Common Stock for the 30 days immediately preceding the Conversion Date;

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      (iv)  the Holder may submit only one Notice of Conversion per trading day, and, on any date that is not a Maturity Date, to the extent the number of shares being converted pursuant to such notice of conversion are converted at a 5-day average closing bid price of $.3424 or less, the Holder may convert principal into Common Stock only equal to or less than the higher of 10% of the trading volume of the Company from the trading day prior to or on such Conversion Date, unless the Company permits otherwise in writing; and

      (v) effective March 31, 2002, the Company shall not be required to register any shares issuable under this Note, or to keep any existing registration statement effective with respect to shares issuable under this Note, whether such shares were issued or are issuable prior to, on, or after March 31, 2002:"

      4. Termination of Registration Rights Agreement. The Registration Rights Agreement is hereby terminated. Buyer, and the holder of any Warrants delivered in connection with the Transaction Documents have no rights of registration under the Note, Purchase Agreement or under any of the other Transaction Documents, notwithstanding any language to the contrary in any of the Transaction Documents, and have no piggyback registration rights, or any other registration rights, with respect to shares issuable under the Transaction Documents.

      5. Termination of Security Interest. Buyer and the Company agree that the Note represents a general unsecured obligation of the Company, and that the Company's grant of a security interest pursuant to Paragraph 4 of the Modification Agreement dated January 1, 2001, is hereby rescinded and revoked, and Buyer hereby authorizes the Company, without any further action of Buyer, to terminate such security interest on the records of any state or local jurisdiction, by filing a UCC Financing Statement Amendment on Form UCC-3 or other appropriate form. Buyer shall cooperate fully with the Company in the termination of any financing statement related to the Note or the Transaction Documents

      6. Not a Novation. The Company and the Buyer each ratifies and confirms all of its liabilities and obligations under the Transaction Documents and agrees that, except as expressly modified by this Agreement, the Transaction Documents continue in full force and effect. The Company and the Buyer agree that except as set forth in this Agreement, this Agreement shall not be construed as an agreement to extinguish the Company's or Buyer's original obligations or covenants under the Note and other Transaction Documents and shall not constitute a novation as to the obligations of the Company or Buyer under the Note or other Transaction Documents.

      7. Registration Rights Agreement and Note. The term "Purchase Agreement" shall hereinafter meant the Purchase Agreement dated the Transaction Date, as amended and modified by this Agreement. The term "Registration Rights Agreement" shall hereinafter mean the Registration Rights Agreement dated the Transaction Date, as amended and modified by this Agreement. The term "Note" shall hereinafter mean the Series A Eight Percent Convertible Note dated the Transaction Date, as amended and modified by this Agreement.

      8. No Shorting. As a material inducement for the Company to enter into this Agreement, the Buyer represents that is has not as of the date hereof, and covenants on behalf of itself and its affiliates that neither Buyer nor any affiliate of Buyer will at any time in which the Buyer or any affiliates of the Buyer beneficially owns any shares of Common Stock of the Company, engage in any short sales of, or hedging or arbitrage transactions with respect to, the Common Stock, or buy "put" options or similar instruments with respect tot he Common Stock. The Company acknowledges that a sale of shares on the same date as a Conversion Notice is delivered to the Company with respect to such shares is not a "short sale" for purposes of this Paragraph 8.

      9. Amendment. The Transaction Documents may not be further amended, altered or extended without, in each instance, the prior written consent of the parties.

      10. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one Agreement.

      11. Successors and Assigns. Whenever used herein, the words "Company" and "Buyer" shall be deemed to include their respective successors and assigns. All words used herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the identity of the person or entity or the context may require.

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      12. Other Agreements. This document shall be executed simultaneously with
(a) the Modification Agreement related to a Loan Agreement, Convertible Promissory Note and Registration Rights Agreement, each dated November 7, 2001, by and between Buyer and the Company and (b) the Loan Agreement, dated as of May 21, 2002 by and between Buyer and the Company. Each of the documents referenced in (a) and (b) above shall become effective solely upon execution of all of such referenced documents.

      13. Termination. This Agreement shall not terminate unless and until Buyer represents in writing that it has no further rights to obtain Common Stock of the Company under any agreement, or to convert any outstanding indebtedness into shares of Common Stock of the Company, and until Buyer does not beneficially own any shares of Common Stock of the Company.

      IN WITNESS WHEREOF the Company and the Buyer have caused this Agreement to be executed under seal as of the date first above written.

                                     SALES ONLINE DIRECT, INC.

                                     By:   /s/ Gregory Rotman
                                           Gregory P. Rotman, Chief Executive
                                                Officer


                                     AUGUSTINE FUND, L.P.

                                     By:  Augustine Capital Management, LLC,
                                              Its General Partner

                                     By: /s/ Thomas F. Duszynski